MEMORANDUM

DATE: March 13, 2003

TO: File

FROM: Alex Marks

RE: Item 77(i): Form N-SAR for Fidelity New York Municipal Trust

Pursuant to a Board approved vote on June 12. 2002, Fidelity New York Municipal Trust commenced new classes of shares (Class A, Class T, Class B, Class C, and Institutional Class of Spartan New York Municipal Income Fund) on August 5, 2002.